LICENSE &

TECHNOLOGY TRANSFER

AGREEMENT

BY AND BETWEEN

Global Warming Solutions, Inc.

and

Energy Source, Inc.

AMENDED AND RESTATED

LICENSE &

TECHNOLOGY TRANSFER

AGREEMENT

          This Amended and Restated License & Technology Transfer Agreement (this "AGREEMENT") is made by and between Global Warming Solutions, Inc., a Nevada corporation ("GWS"), and Energy Source, Inc., a Virginia corporation, Incorporated under the laws of the United States of America ("ESI), as of the Effective Date. GWS and ESI are hereinafter referred to individually by their respective names or as "PARTY" and collectively as "PARTIES."

RECITALS:

          WHEREAS, GWS and Malmok Vision, a company under the laws of The Netherlands, and registered in Blaricum, the Netherlands ("MV") have entered a cooperation agreement, in which MV performs certain marketing and matchmaking services for GWS;

          Whereas GWS, MV and ESI have entered and signed a Memorandum of Understanding;

          WHEREAS, GWS, MV and ESI have Agreed and signed an Memorandum of Understanding ("MOU") in October 16, 2008 which is deemed to be incorporated into this Agreement where this Agreement refers to the MOU (and remains incorporated notwithstanding termination of the MOU), pursuant to which, among other things, the Parties have agreed to enter this Agreement;

          WHEREAS, GWS and ESI wish to amend the MOU and agree that this Agreement shall supersede and replace the MOU;

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

          1.1 Definitions. As used herein:

          "ADDED VALUE" means increased value through sale of a Licensed Product attributable to MNIP incorporated into or used to manufacture that Licensed Product.

Licensed Product, and [****] associated with manufacturing a Licensed Product incorporating MNIP.

          "EFFECTIVE DATE" means October 16, 2008.

          "GWS IP" means the GWS Technology and GWS Intellectual Property Rights.

          "GWS INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights owned or Licensable by GWS or its Affiliates during the Initial Period and (with respect to certain MNIP and other Intellectual Property Rights as described in this Agreement) Post Termination Period, that relate to the manufacture, production, assembly, use or sale of Licensed Products, or which would, without the licenses herein, be infringed or violated by the operation of ESI's business or its commercialization of products as contemplated in this Agreement. "GWS INTELLECTUAL PROPERTY RIGHTS" includes Intellectual Property Rights listed in EXHIBIT A. For the avoidance of doubt, "GWS INTELLECTUAL PROPERTY RIGHTS" excludes (i) MNIP offered to ESI but which it has elected not to license, (ii) other Intellectual Property Rights for improvements or other inventions that are made after the Post Termination Period (except to the extent regulated in the context of support services to ESI pursuant to an applicable agreement), and (iii) in the event of an acquisition of GWS, Intellectual Property Rights of the acquirer of GWS.

          "GWS TECHNICAL DELIVERABLES" means any reasonably available documentation, records and other tangible items constituting GWS Technology and GWS Intellectual Property Rights, including any such items specified in Exhibit A.

          "GWS TECHNOLOGY" means all Technology owned or Licensable by GWS or its Affiliates during the Initial Period and (with respect to certain MNIP and other Technology as described in this Agreement) Post Termination Period, that relates to the manufacture, production, assembly, use or sale of Licensed Products and the operation of ESI's business and commercialization of products as contemplated in the MOU. "GWS TECHNOLOGY" includes Technology relating to items described in EXHIBIT A. For the avoidance of doubt, GWS Technology excludes (i) MNIP offered to ESI but which it has elected not to license, (ii) other Technology created after the Post Termination Period (except to the extent regulated in the context of support services to ESI pursuant to an applicable agreement), and (iii) in the event of an acquisition of GWS, Intellectual Property Rights of the acquirer of GWS.

          "INITIAL PERIOD" means the time period commencing on the License Effective Date and ending on the Termination Date.

          "INTELLECTUAL PROPERTY RIGHTS" means all rights in, to, or arising out of: (i) any Patents; (ii) inventions, discoveries (whether patentable or not in any country), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) copyrights, copyright registrations, mask works, mask work registrations, and applications therefor in any country, and all other rights corresponding thereto throughout the world; and (iv) any other proprietary rights in or to Technology anywhere in the world.

          "JOINTLY OWN" has the meaning set forth in SECTION 5.1(a)(i) (Definition).

          "LICENSABLE" means possession of the ability to grant a license or sublicense of, or within, the scope provided for in this Agreement without payment of any fee to, or violating the terms of any agreement or other arrangements with a Third Party and without violating any applicable laws, rules or regulations.

          "LICENSE EFFECTIVE DATE" means the Effective Date.

          "LICENSED PRODUCTS" means Wafers, Cells, and/or Modules, as the case may be, in which the Modules are made using LETG Technology.

          "MATERIAL NEW IP" or "MNIP" means Intellectual Property Rights developed or Licensable by GWS only after the License Effective Date and, materially improving Licensed Products, or reduce Total Production Costs of Licensed Products, or provide an Added Value of. Licensed Products. Notwithstanding anything to the contrary, MNIP shall not include any Excluded GWS Intellectual Property Rights or, in the event of an acquisition of GWS, Intellectual Property Rights of the acquirer of GWS.

          "NET SALES PRICE" means, (i) for arm's length Sales for fair value, the average gross revenue received by ESI in the period for Sales of the Licensed Products, accounted for in accordance with generally accepted accounting principles, less any deduction for discounts, returns, freight, insurance, taxes, and duties and (ii) for Sales other than arm's length Sales for fair value, the greater of (a) the net average selling price of the same or most nearly same Licensed Product and (b) the average gross revenue for such Sales less any deduction for discounts, returns, freight, insurance, taxes, and duties in accordance with generally accepted accounting principles.

          "PATENTS" means any US, international or foreign patent or any application therefore and any and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

          "POST TERMINATION PERIOD" means the time period commencing immediately after the Termination Date. "[****] POST TERMINATION PERIOD" means the [****] period commencing immediately after the Termination Date.

          "REGISTERED GWS INTELLECTUAL PROPERTY RIGHTS" means all GWS Intellectual Property Rights (including Patents) that have been registered, filed, issued or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority, including any applications for filings for any such rights.

          "SOLD" or "SELL" means any direct or indirect disposition, by sale, lease, use or otherwise, of a Licensed Product.

          "LETG technology" means GWS owned technology of manufacture of hybrid - photovoltaic and thermal - solar modules described by GWS as Light Electric and Thermal Generator.

          "TECHNOLOGY" means information and technology in tangible and/or intangible form and materials, embodiments, implementations or improvements of any technology, including, but not limited to: software, media, data collections, databases, techniques, methods, processes, formulae, systems, hardware, equipment, prototypes, proofs of concept, apparatuses, hardware, software, algorithms, files, routines, documents, designs, drawings, plans, specifications and the like.

          "TERMINATION DATE" means the earlier of the date on which this Agreement is terminated in accordance with its terms.

          "TOTAL PRODUCTION COSTS" means the total of the [****] and [****] to the extent such [****] is directly associated with the respective product.

          "ESI INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights developed and owned (solely or jointly) by ESI that relate to or which would, without the licenses set forth herein, be infringed or violated by making, using, selling, importing or otherwise exploiting Wafers, Cells and Modules.

          "ESI IP" means ESI Technology and ESI Intellectual Property Rights.

          "ESI TECHNOLOGY" means all technology developed and owned (solely or jointly) by ESI that relates to the making, using, selling, importing or other exploiting Wafers, Cells and Modules.

ARTICLE 2

RIGHTS AND LICENSES

          2.1 GWS License Grant to ESI. Subject to the terms and conditions of this Agreement, GWS hereby grants and agrees to grant to ESI, effective upon the License Effective Date, a restricted to Syria and the Arabic World, non-exclusive, non-transferable, perpetual, irrevocable, fully paid up (as provided in ARTICLE 4 (Consideration and Payment)) and royalty-free license, without the right to sublicense, under the GWS Intellectual Property Rights, to make (but not have made), use, sell, offer for sale, import or otherwise commercialize or exploit Licensed Products, to use the GWS Technology in connection with the foregoing, and to otherwise operate ESI and commercialize its products as contemplated in the MOU. It is understood that the foregoing license to ESI includes, without limitation, the right to change and make improvements and extensions to the GWS Technology. Furthermore, it is understood that ESI shall have the right to commercially exploit such changes and improvements in accordance with such license.

          2.2 ESI License Grant to GWS. ESI hereby grants and agrees to grant to GWS world-wide, non-exclusive, non-transferable (except pursuant to SECTION 9.5 (Assignment)), perpetual, irrevocable, fully paid up, royalty-free, fully sublicensable, license, under the ESI Intellectual Property Rights developed in the Initial Period and Post Termination Period, to make, use, sell, offer for sale, import or otherwise commercialize or exploit Wafers, Cells and Modules. In addition, ESI hereby grants and agrees to grant to GWS a world-wide, non-exclusive, non-transferable, perpetual, irrevocable, fully paid up, royalty-free, fully sublicensable, license, under the ESI Intellectual Property Rights, whenever developed, [****] to make, use, sell, offer for sale, import or otherwise commercialize or exploit Wafers, Cells and Modules. It is understood that the foregoing license to GWS includes, without limitation, the right for GWS to change and make improvements and extensions to such Technology licensed from ESI. Furthermore, it is understood that GWS shall have the right to commercially exploit said changes and improvements in accordance with such license.

          2.3 Reservation of Rights; No Implied Licenses. All rights not granted herein are reserved. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to a Party's Intellectual Property Rights or Technology except as expressly set forth herein.

ARTICLE 3

TECHNOLOGY TRANSFER

          3.1 Yearly Meetings.

                    (a) New Developments. During the Initial Period and [****] Post Termination Period, the Parties may agree to meet on a yearly basis (or as otherwise agreed upon by the Parties) to discuss (and GWS shall advise ESI of) any material or other GWS IP or ESI IP that was acquired, developed or became Licensable since the prior quarterly meeting.

                    (b) Defining Material New IP. During the yearly meetings described above, the Parties shall also determine whether new Intellectual Property Rights and Technology of or Licensable by GWS comprise Material New IP. The Parties intend that if GWS develops MNIP, and ESI is interested to obtain right to such MNIP parties may enter into a new agreement.

          3.2 Delivery of Technical Deliverables. GWS shall deliver to ESI at least one copy of all GWS Technical Deliverables, in electronic form when practicable, as stipulated in Article 4.1.

          3.3 Copies. ESI may copy, modify and otherwise use the GWS Technical Deliverables in accordance with and subject to the restrictions and licenses set forth herein as necessary to exercise the rights granted hereunder. ESI agrees to maintain a document control system to control copies of such GWS Technical Deliverables and otherwise treat such information as GWS's Confidential Information subject to the provisions of ARTICLE 7 (Confidential Information).

ARTICLE 4

CONSIDERATION AND PAYMENT

          4.1 Transfer payments. ESI shall pay to GWS for the use of GWS IP an amount of 1 million US$ in the following way:

  $ 100,000 - at the signing of this Agreement;
  $ 300,000 - at delivery of the specifications and drawings of the LETG Modules as part of GWS Technical Deliverables;
  $ 350,000 - at delivery of the description of each part of the LETG technology as remaining part of GWS Technical Deliverables, including the machinery specifications to produce this;
  $ 250,000 - at successful test procedure of prototype of Licensed Products and reaching the output within margin or if ESI starts producing and or selling the panels whatever happens first.

The payment of $ 1,000,000 will be guaranteed by a bank guarantee as of the model of (******)

          4.2 No right to improvements. ESI receives GWS Technical Deliverables concerning GWS IP existing on Effective Date. Any improvements made by GWS and comprising MNIP are subject of new agreements as described in SECTION 3.1(b) of this Agreement.

ARTICLE 5

INTELLECTUAL PROPERTY RIGHTS

          5.1 Ownership

                    (a) Joint Inventions. GWS and ESI shall Jointly Own all right, title and interest in all Intellectual Property Rights that personnel of GWS and ESI (including third parties working on each Party's behalf) jointly create.

                              (i) Definition. For purposes of this SECTION 5.1 (Ownership), "JOINTLY OWN" means that, subject to the terms of the licenses granted and other provisions of this Agreement, each Party or owner thereof is free to exploit such rights and, subject to SECTION 5.2 (Enforcement of Jointly Owned Intellectual Property Rights), authorize others to do so, with no obligation to account to the other Party or owner, for profits or otherwise, and each Party hereby waives any right it may have under the laws of any country to require such consent or accounting. In the event that either or both Parties are pursuing enforcement pursuant to SECTION 5.2 (Enforcement of Jointly Owned Intellectual Property Rights), any licensing of the respective Jointly Owned Intellectual Property Right to the alleged Third Party infringer shall be pursued (with the intent that the actual or alleged infringement is regularized by appropriate license terms) by the Party or Parties pursuing the action until the conclusion of the respective action.

                              (ii) PROSECUTION AND MAINTENANCE BY ESI. SUBJECT TO SECTION

5.1(c) (Expenses and Assistance), ESI shall have the initial right, at its option, to control the filing for, prosecution and maintenance of any Intellectual Property Rights that claim or disclose inventions that the Parties Jointly Own pursuant to SECTION 5.1(a) (Joint Inventions), provided that ESI shall consult with and keep GWS reasonably informed on matters regarding Such filing, prosecution and maintenance. In such case, subject to 5.1(c) (Expenses and Assistance), GWS shall reasonably assist ESI, as ESI reasonably requests, in ESI's efforts to file for, prosecute and/or maintain the Jointly-Owned Intellectual Property Rights. For purposes of this SECTION 5.1(a) (Joint Inventions), "PROSECUTION AND MAINTENANCE" of Intellectual Property Rights shall be deemed to include, without limitation, responding to office actions, payment of maintenance and annuity fees, and conduct of interferences or oppositions, and/or requests for re examinations, reissues or extensions of patent terms.

                              (iii) By the Jointly Owning Party. To the extent that ESI elects not to file, prosecute or maintain any Intellectual Property Right jointly owned by ESI and GWS, or pay any fee related thereto, GWS shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such Intellectual Property Right, provided that GWS shall consult with and keep ESI reasonably informed of matters regarding such filing, prosecution and maintenance. To the extent that ESI elects not to file, prosecute or maintain any Intellectual Property Right Jointly Owned by ESI and GWS, or pay any fee related thereto, ESI shall notify GWS, and GWS shall have the right, at their option, to jointly control the filing, prosecution and/or maintenance of any such Intellectual Property Right, provided that GWS shall consult with and keep ESI reasonably informed of matters regarding such filing, prosecution and maintenance. To the extent that GWS elects not to file, prosecute or maintain any such Jointly Owned Intellectual Property Right, or pay any fee related thereto, it shall inform the other party(ies), and such other party(ies) shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such Intellectual Property Right, provided that such Party(ies) shall consult with the other party(ies) and ESI and keep such party(ies) reasonably informed of matters regarding such filing, prosecution and maintenance.

                    (b) Sole Inventions. Subject to the foregoing, each Party shall own all right, title and interest in all Intellectual Property Rights invented or authored solely by such Party's personnel (including third parties working on such Party's behalf). For purposes of clarification, GWS retains ownership of Intellectual Property Rights developed as of the License Effective Date and otherwise developed outside of its cooperation with ESI, including without limitation any GWS Technology and GWS Intellectual Property Rights relating to LETG Technology.

                              (i) Prosecution and Maintenance; Sole Inventions Related to GWS Technology. Each Party shall have sole right, at its option, to control the filing for, prosecution and maintenance of any Intellectual Property Rights that claim or disclose inventions that the Party solely owns, subject to the following. To the extent that ESI elects not to file, prosecute or maintain any Intellectual Property Right relating to ESI's solely-owned Intellectual Property Rights relating to the GWS IP provided under this Agreement, or pay any fee related thereto, ESI shall notify GWS, and GWS shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such Intellectual Property Right, and ESI, at GWS's written request, shall transfer and assign all of its right, title and interest to such Intellectual Property Right to GWS. In the event of such transfer, ESI retains a world-wide, non-exclusive, non-transferable, perpetual, irrevocable, royalty-free, sublicensable license of such transferred Intellectual Property Rights.

                              (ii) Other Prosecution and Maintenance. To the extent that ESI elects not to file, prosecute or maintain any Intellectual Property Right relating solely to ESI's solely-owned Intellectual Property Rights other than Intellectual Property Rights relating to improvements to the GWS IP provided under this Agreement, ESI shall notify GWS shall have the right to jointly control the filing, prosecution and/or maintenance of any such Intellectual Property Right, and ESI, at GWS's written request, shall transfer and assign all right to such Intellectual Property Right to the ownership of GWS.

                    (c) Expenses and Assistance. To the extent a Party controls the foregoing filing, prosecution and maintenance activities of any Jointly Owned Intellectual Property Rights (or, pursuant to SECTION 5.1 (Ownership), another Party's Intellectual Property Right), such controlling entity shall be responsible for all costs and expenses incurred in connection therewith. In such cases, subject to the foregoing, ESI shall reasonably assist the Jointly Inventing Parties, as the Jointly Inventing Parties reasonably request, in Jointly Inventing Parties' efforts to file for, prosecute and/or maintain the Jointly Owned Intellectual Property Rights.

                    (d) Employee Inventors. ESI shall take all necessary measures to secure all right, title and interest in inventions that are made by its employees under the regulations of the Syrian and US Law to the maximum extent available under applicable law such that ESI may carry out its obligations of this ARTICLE 5 (Intellectual Property Rights) and the Parties may obtain and exercise their rights to the applicable Intellectual Property Rights to the full extent and term available under applicable law. In connection therewith, ESI will comply with all applicable laws including without limitation any obligations to employees under applicable law with respect to employee inventions.

          5.2 Enforcement of Jointly Owned Intellectual Property Rights. Each Party shall promptly notify the other Party if it becomes aware of a possible infringement by a Third Party of any Jointly Owned Intellectual Property Rights. If either Party desires to take any action against such an infringing or misappropriating Third Party, such Party shall first notify the other Party hereto and consult with such notified Party regarding such action. If the notified Party desires to participate in such action, the Parties shall then jointly and cooperatively pursue such action, in which event they shall bear all costs equally and share in any damages, royalties, license fees or other recoveries equally, provided that either Party may at any time decide not to participate further in such action, in which case any further costs shall be borne by and all damages, royalties, license fees and other recoveries shall be received by the Party which continues to pursue such action. If a Party declines to participate in such action, the other Party shall then have the right to pursue such action alone, and shall bear all costs of and receive all damages, royalties, license fees and other recoveries from such action. Notwithstanding the foregoing, if a Party declines to participate in such an action or withdraws from such an action, such Party shall nevertheless, at the request of the other Party, cooperate with the other Party, at the cost of the other Party and subject to any reasonable conditions (including indemnification against counterclaims by the third party), to the extent which may be necessary to enable the other Party to pursue such action effectively, including without limitation joining such action as an indispensable party.

          5.3 Third Party Licenses. To the extent that ESI may desire or need rights with respect to any Intellectual Property Rights not licensed hereunder or covered by the representations or warranties of ARTICLE 6 (Warranties), ESI shall be solely responsible for obtaining such licenses and paying the associated costs.

          5.4 Further Cooperation. Each of the Parties hereto agrees, upon the reasonable request of the other Party, to the extent consistent with this Agreement, to deliver to the other such records, data or other documents reasonably requested by the other, and to take or cause to be taken all such other actions as are reasonably necessary or desirable in order to permit the other to obtain the full benefits of this Agreement (including the execution of any documents required in connection therewith).

ARTICLE 6

WARRANTIES

          6.1 Representations and Warranties. GWS hereby represents and warrants to ESI that:

                    (a) Registered GWS Intellectual Property. EXHIBIT B is a complete and accurate list of all Registered GWS Intellectual Property Rights. GWS will supplement EXHIBIT B bi annually during the Initial Period and (with respect MNIP used by ESI in the [****] Post Termination Period) Post Termination Period, as additional Registered GWS Intellectual Property Rights are applied for or obtained.

                    (b) Completeness. The GWS IP constitutes all (or a copy of all) of the Intellectual Property owned or Licensable by GWS that is related to or reasonably necessary for the conduct and operations of ESI as currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, marketing and sale of Licensed Products.

                    (c) Non-Infringement. To the knowledge of GWS, ESI's use of the GWS IP pursuant to this Agreement in the operation of ESI as it is contemplated to be conducted following the Closing, including but not limited to the design, development, manufacture, use, marketing and sale of Licensed Products does not, and will not, infringe or misappropriate any Intellectual Property Rights of any Third Party, violate any right of any Third Party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Without limiting the foregoing, GWS has not received notice from any Person claiming that such operation or any act, product, Intellectual Property Rights, Technology or service by GWS (including products, Intellectual Property Rights, Technology or services currently under development) infringes or misappropriates any Intellectual Property rights of any Person, violates any right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does GWS have knowledge of any basis therefore). To the knowledge of GWS, no Person is infringing or misappropriating any GWS IP.

                    (d) Contracts. EXHIBIT C lists all contracts, licenses and agreements under which both (1) GWS has been granted Intellectual Property Rights or rights to Technology from Third Parties and (2) such rights are Licensable and constitute GWS IP licensed hereunder.

          6.2 Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS ARTICLE 6 (WARRANTIES) OR EXPRESSLY PROVIDED IN THE MOU, THE PARTIES MAKE NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE. NEITHER PARTY MAKES ANY GUARANTEES TO THE OTHER CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OR COMMERCIAL VIABILITY OF THE ACTIVITIES CONTEMPLATED UNDER THIS AGREEMENT.

ARTICLE 7

CONFIDENTIAL INFORMATION

          7.1 Purpose. It is the intention of GWS and ESI to exchange from time to time, information, including Confidential Information, as may be necessary to acquaint ESI with GWS technology and expertise, and to acquaint GWS with ESI's operations. Such information is hereby acknowledged by ESI and GWS as the specific objective of information (hereinafter "Disclosure Objectives") for disclosure under this Agreement of ESI Confidential Information to GWS and GWS Confidential Information to ESI.

          7.2 Definition. "Confidential Information" means any information, technical data, source code, or know-how, including, but not limited to, that which relates to research, products, services, customers, markets, developments, inventions, processes, specification, designs, drawings, diagrams, engineering, documentation, procedures, employees and business, financial, marketing and pricing plans and strategies. Confidential Information does not include information, technical data or know-how which (i) is in the possession of the receiving party at the time of disclosure as shown by the receiving party's files and records or other competent evidence immediately prior to the time of disclosure, (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party in violation of such party's obligations under this Agreement, (iii) is approved for release by the disclosing party, (iv) is at any time disclosed to the receiving party by a third party or parties without, to the knowledge of the receiving party, violation of any obligation of confidentiality, or (v) the receiving party independently develops without use of or reference to the disclosing party's Confidential Information.

ESI and GWS agree that each party shall receive the Confidential Information of the other party other than information on the MNIP subject to the following conditions:

          7.3 Non-Disclosure of Confidential Information. The receiving party shall not use the Confidential Information disclosed to it by the other party for its own use or for any purpose except to carry out discussions concerning and the undertaking of the Disclosure Objectives. Neither party will disclose the Confidential Information of the other to third parties or to the first party's employees except employees who are required to have the information in order to consider and carry out the Disclosure Objectives. The receiving party shall not reproduce, in any form, the disclosing party's Confidential Information unless the receiving party obtains the disclosing party's written permission prior thereto. Each party agrees that it will take all reasonable steps to protect the secrecy of and avoid disclosure or use of Confidential Information of the other in order to prevent it from falling into the public domain or the possession of unauthorized persons. Each party agrees to use the same degree of care to prevent the unauthorized use, disclosure, dissemination or publication of the other's Confidential Information as it uses to protect its own confidential information of a similar nature, but in any case not less than a reasonable degree of care. Each party agrees to notify the other party immediately of any misuse or misappropriation of the Confidential Information of such other party, which may come to the first party's attention and take all steps reasonable and necessary to retrieve the lost or improperly disclosed Confidential Information.

ARTICLE 8

TERM

          8.1 Term. This Agreement shall become effective as of the Effective Date. The license of SECTION 2.1 (GWS License Grant to ESI) becomes effective only as of the License Effective Date and after the receival by GWS of a bankguarantee duly signed by ESI and an mutually accepted international bank. This Agreement may terminate in the event that GWS and ESI mutually agree in writing to terminate this Agreement.

          8.2 Special Termination Right. [****]

          8.3 Effect of Termination. Upon any termination or expiration of this Agreement, the licenses continue as provided in this Agreement, unless otherwise expressly agreed in writing by GWS and ESI. SECTIONS 2.2 (ESI License Grant to GWS), 2.3 (Reservation of Rights), ARTICLE 3 (Technology Transfer), ARTICLE 4 (Consideration and Payment), ARTICLE 7 (Confidential Information), SECTION 8.3 (Effect of Termination) and ARTICLE 9 (General Provisions) shall survive any termination or expiration of this Agreement. SECTION 5.1 (Ownership) shall survive any termination or expiration of this Agreement. Notwithstanding anything to the contrary, SECTION 2.1 (GWS License Grant to ESI) will survive any termination of the Agreement pursuant to SECTION 8.2 (Special Termination Right).

ARTICLE 9

GENERAL PROVISIONS

          9.1 Limitation of Liability.

                    (a) IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS) THAT RELATE IN ANY WAY TO THIS AGREEMENT, HOWEVER CAUSED ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

                    (b) This SECTION 9.1 (Limitation of Liability) shall not limit the remedies that may be available to the Parties pursuant to the MOU or Concurrent Agreements. To the extent required by applicable law, nothing in this SECTION 9.1 (Limitation of Liability) shall limit the remedies that may be available to the Parties for fraud, bodily injury or death.

          9.2 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given as set forth in the MOU as follows:

                    As to ESI: As set forth in the MOU.

                    As to GWS, Inc.:

                              Global Warming Solutions, Inc.

                              10 Spring Street

                              P.O. Box 582
                              Maxville, Ontario, KOC 1TO, Canada

                              Attention: Vladimir Vasilenko

          or, in each case, at such other address as may be specified in writing to the other Parties hereto.

          9.3 Language. All documentation, communication and services in connection with this Agreement in shall be in English.

          9.4 Amendments and Waivers.

                    (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. The same applies to any waiver of this written form requirement.

                    (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any or other further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          9.5 Assignment. Other than as expressly otherwise provided herein, this Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto and the prior written consent of GWS. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Any assignment or transfer (including through a change of control) of this Agreement in violation of this SECTION 9.5 (Assignment) shall be null and void.

          9.6 Prior Agreement; Entire Agreement; Severability. This Agreement supersedes and replaces MOU. This Agreement, together with the MOU and Concurrent Agreements, constitutes the entire agreement between the Parties hereto and any of such Parties' respective affiliates with respect to the subject matter of this Agreement and supersedes all prior communications, agreements and understandings, both oral and written, with respect to the subject matter of this Agreement. In the event any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the Parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the Parties' intent in entering into this Agreement.

          9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties may be entitled to seek an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in a US court, this being in addition to any other remedy to which they are entitled at law or in equity.

          9.8 Governing Law and Dispute Resolution. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada United States of America.

          All disputes arising in connection with this Agreement or its validity or any agreement provided herein which cannot be resolved by mutual agreement of the Parties shall be finally settled in accordance with the rules of the court in USA, Virginia.

          9.9 Compliance with Laws and Regulations. Each Party will comply with all applicable laws, regulations and ordinances.

          9.10 Export. No Party shall export or re export, directly or indirectly, any technical information disclosed hereunder or direct product thereof to any destination prohibited or restricted by the applicable export control regulations, including the U.S. Export Administration Regulations and regulations of Syria, without the prior authorization from the appropriate governmental authorities. Without limiting the foregoing, GWS shall be responsible for obtaining government approvals, permits or the like necessary for the export of its technology from the United States to ESI in Syria, and ESI shall be responsible for obtaining all government approvals, permits or the like required for the import of any technology to ESI and into Syria.

          9.11 Force Majeure. No Party shall be liable to another Party for failure to perform its obligations under this Agreement if such failure is caused by any event or condition not reasonably within the control and anticipation of the affected Party, including, without limitation, by fire, flood, typhoon, earthquake, explosion, strike, labor trouble or other industrial disturbance, unavoidable accident, war (declared or undeclared), act of terrorism, sabotage, embargo, riot, or any other cause beyond the control of the Parties, provided that the affected Party promptly notifies the other Party of the occurrence of such event or condition and takes reasonable steps necessary to resume performance of its obligations so interfered with.

          9.12 Independent Contractors. The Parties hereto are independent contractors. Nothing contained herein or done pursuant to this Agreement shall constitute either Party the agent of the other Party for any purpose or in any sense whatsoever, or constitute the Parties as partners or joint venturers.

          9.13 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any person or entity other than the Parties hereto (and their permitted assigns) any rights or remedies hereunder.

          9.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

          9.15 Condition.

          This Agreement is entered into under the further conditions precedent that the Competent Cartel Offices have issued a letter or formal decision that they will not prohibit the increase of share capital in ESI or that the respective waiting periods provided for in the national merger control laws have elapsed without any formal decision rendered or that the Competent Cartel Offices confirmed that the transactions contemplated herein are not notifiable under the applicable merger control law. Competent Cartel Offices means any national or international agency, body or other entity to which the transactions contemplated herein have to be notified under the applicable merger control jurisdictions.

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          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Global Warming Solutions, INC.

BY: /s/ Dr. Vladimir Vasilenko ------------------------------------ NAME: ------------------------------------ TITLE: ------------------------------------

Energy Source, Inc.

BY: /s/ Dr.Eng.Mhd Deeb ------------------------------------ NAME: ------------------------------------ TITLE: ------------------------------------

EXHIBIT A

GWS INTELLECTUAL PROPERTY RIGHTS & GWS TECHNOLOGY

INCLUDED ITEMS

1.   Specifications of LETG technology in accordance with patent of the Ukraine # 51573 A.

2.   Specifications of photovoltaic cells..

3.   Specifications of the active polymer coating for photovoltaic cells.

4.   Design of LETG module.

5.   Materials of LETG module.

6.   Design of LETG shell.

7.   Specifications of heat-transfer liquid.

8.   LETG manufacturing methods

9.   LETG shell manufacturing methods

10.  Manufacturing methods of application of active polymer coating on photovoltaic cells

11.  Heat-transfer liquid manufacturing methods.

12.  Manufacturing methods of LETG module assembling.

13.  Machinery specifications.

EXHIBIT B

REGISTERED GWS INTELLECTUAL PROPERTY RIGHTS

1. Patent of the Ukraine # 51573 A "Light Electric and Thermal Generator" issued in the official bulletin of the Department of Intellectual Property Rights of the Ukraine in November 15, 2002.

EXHIBIT C

CONTRACTS INCLUDED AS LICENSABLE GWS IP

???????????????????

Exhibit D

PAYMENT GUARANTEE AT NOMINATED MILESTONES NO.

Taking into consideration,

that on .......... a contract nr. ...... has been concluded between Global Warming Solutions, Inc. (hereinafter called "the Principal") and Energy Source, Inc. (hereinafter called "the Beneficiary") regarding Technology Transfer and licensing of LETG technology, solely for the description of which we refer to License and Technology Agreement (hereinafter called "the Contract"), that, according to the conditions of the Contract, payments are stipulated in the sum of totally US$ 1 million (one million US dollars), which is due in stipulation with certain milestones:

  $ 100,000 - at the signing of this Agreement;
  $ 300,000 - at delivery of the specifications and drawings of the LETG Modules as part of GWS Technical Deliverables;
  $ 350,000 - at delivery of the description of each part of the LETG technology as remaining part of GWS Technical Deliverables, including the machinery specifications to produce this;
  $ 250,000 - at successful test procedure of prototype of Licensed Products and reaching the output within margin or if ESI starts producing and or selling the panels whatever happens first.

therefore, at the request of the Principal, we, ................................... (hereinafter called "the Bank"), hereby irrevocably and unconditionally undertake to pay the Beneficiary, irrespective of the validity and the effects of the Contract any amount up to a maximum of:

US$ 1 million

(say: one million US Dolllars)

upon receipt by us of the Beneficiary's first written and signed demand for payment, certifying that the milestones has been reached and the Principal has failed to fulfil its obligation(s) under the Contract.

With each (partial) payment by the Bank under this guarantee the (outstanding) maximum amount shall be reduced accordingly.

Claims, if any, under this bank-guarantee will only be honored provided that the advance-payment has been received on Principal's account with the ....bank at ....................

"This guarantee is valid up to and including 31 December 2009 and expires in full and automatically if Beneficiary's written demand for payment, sent by courier or registered mail, is not in our possession on or before that date at our address: ..............

This guarantee is personal to the Beneficiary and is not transferable or assignable.

This guarantee shall be governed by and construed in accordance with Dutch Law and shall be subject to the exclusive jurisdiction of the courts in the Netherlands.

Date

Address...

"This guarantee is valid until its revocation, however with due observance of a notice period of ....... Any demand for payment must be sent by courier or registered mail to ...........

"This bank guarantee is valid until its release, which will become evident upon receipt of this original guarantee at our counters. Any demand for payment must be sent by courier or registered mail to

Exhibit E

LETTER OF CREDIT

Name and Address of Bank

Date: __________________
Irrevocable letter of Credit No. ______________

Beneficiary:	Global Warming Solutions
Account Party:	Global Warming Solutions 10 Spring Street P.O. Box 582 Maxville, Ontario, KOC 1TO, Canada Attention: Vladimir Vasilenko

Gentlemen:

We hereby open our irrevocable credit in your favor for the sum or sums not to exceed a total of 400.000 dollars (Four hundred thousand US dollars), to be made available by your request for payment at sight upon the presentation of your draft accompanied by the following statement:

(Insert applicable statement)/2

This Letter of Credit is valid until 31 May, 2009, provided, however, that this Letter of Credit will be automatically extended without amendment for 3 months from the present or any future expiration date thereof, unless at least thirty (30) days prior to any such expiration date the Issuing Bank provides written notice to the Commodity Credit Corporation at the U.S. Department of Agriculture, 14 th and Independence Avenue, S.W., Room 4503, South Building, Stop 1035, Washington, D.C. 20250-1035, of its election not to renew this Letter of Credit for such additional 3 months period. The notice required hereunder will be deemed to have been given when received by you.

This letter of Credit is issued subject to the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500

(Name of Bank)

By:  _______________________